Form 10KSB, Exhibit 13
period 1996-12-31
WINSTON RESOURCES INC
filed 1997-03-31
CIK 815274

EXHIBIT 13

Change In Company's Accountaints.

(a)  Previous Independent Accountants
     (i) On May 1, 1996, upon consultation with the Audit Committee of the Board of Directors, the Company replaced Richard A. Eisner & Company, LLP as its independent accountants for the fiscal year ending December 31, 1996.

     (ii) The reports of Richard A. Eisner & Company, LLP on the financial statements of the Company for the prior two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     (iii) The Board of Directors of the Company participated in and approved the decision to change independent accountants.

     (iv) In connection with its audits for the prior two fiscal years and through May 1, 1996, there were no disagreements with Richard A. Eisner & Company, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Richard A. Eisner & Company, LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     (v) During the Company's prior two fiscal years and through May 1, 1996, Richard A. Eisner & Company, LLP had not advised the Company with respect to items described in Regulation S-B,
            Item 304(a)(l)(iv)(B).

     (vi) The Company requested that Richard A. Eisner & Company, LLP furnish it with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether or not it agrees with the above statements.

(b)  New Independent Accountants

     (i) The Company simultaneously engaged Ernst & Young, LLP as its new independent accountants for the fiscal year ending December 31, 1996.

     (ii) Other than as described above, the Company had not consulted with Ernst & Young, LLP on (A) applications or accounting principles to a specified transaction, either completed or proposed, (B) the type of auditing opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (C) any matter that was either the subject of a disagreement or a reportable event as such terms are defined in Regulation S-B Item 304(a)(1)(iv).